Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

This Agreement (as defined in Article 1 below) is effective as of 16th September 2013 (“Effective Date”).

Between

1.

Barrier Technology Corporation, a company duly  incorporated and organized  under  the laws of Minnesota, USA, having  its  registered address at 510 Fourth St. N., Watkins, MN 55389, represented by Mr. Mike Huddy (hereinafter referred to as “Licensor”)

And

2.

[Redacted. The name of the Licensee has been redacted.] (hereinafter referred to as “Licensee”)

Licensor and Licensee are hereinafter referred to individually as a “Party” or jointly as the “Parties”.

Preamble

WHEREAS

Licensor has developed certain technologies and inventions relating to fireproof coating and the manufacture of fire-rated [Redacted. Technology information has been redacted.] utilizing Pyrotite™ technology, referred to as the Technology.

WHEREAS

Licensor is the exclusive owner of certain formulas, recipes, Know-How, etc., included in the Technology.

WHEREAS

Licensee is aware of and acknowledges that Licensor is the exclusive owner of the Know-How and other Intellectual Property Rights (as defined in Article 1 below) included in the Technology and the owner of the Pyrotite name.

WHEREAS

Licensee belongs to [Redacted. The name of the Licensee has been redacted].

WHEREAS

Licensee wishes to obtain a license from the Licensor to utilize the Know-How and other Technology in its production process and to manufacture, market, use and sell products using the Technology, and Licensor is willing to grant such a license to Licensee on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

Article 1  Definitions

In addition to definitions given elsewhere in this Agreement, the following items shall, for the purpose of this Agreement, have the following respective meanings:

1.1

“Affiliates” shall mean, as to each Party, any legal entity which is controlled by or under common control with such party.  “Control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

For the avoidance of doubt “Affiliates” shall also mean the following companies:

•

[Redacted. The names of affiliate companies of the Licensee have been redacted.].

1.2

“Agreement” shall mean this license agreement including any and all Annexes attached hereto.

1.3

“Confidential Information” shall mean (a) the contents of this Agreement and (b) any information including, but not limited to, materials, documents and drawings, in any medium or format, whether written or oral, provided or disclosed by either Party to the other Party under or in connection with this Agreement, regardless of whether such information is expressly stated to be confidential or marked “Confidential” or not.  For the purpose of this Agreement, Know-How (as defined below) shall always be deemed to be Confidential Information.

1.4

“Customer”/”Customers” shall mean all customers of Licensee.

1.5

“Down Payment” shall have the meaning ascribed to it in Article 8.1 below.

1.6

“Technology” [Redacted. Technology information has been redacted.].

1.7

“Improvements” shall have the meaning ascribed to it in Article 5.1 below.

1.8

“Intellectual Property Rights” shall mean any and all intellectual property rights, including without limitation patents, utility models, registered and unregistered trademarks, registered and unregistered design rights, copyright protected materials and neighboring rights, any applications in relation to any of the foregoing rights (if applicable) and any and all other rights in any country.

1.9

“Know-How” shall mean a body of technical information, formulas and recipes in the possession of Licensor (whether or not such information is in itself patentable and whether or not such Know-how constitutes an original idea, a concept, a technology, an invention etc.), that is useful for practicing the rights granted under this Agreement and which is communicated to Licensee in accordance with Article 6 below.

1.10

“License Fee” shall have the meaning ascribed to it in Article 8.2 below.

1.11

“Manufacturing Plant” [Redacted. Information of the Licensee has been redacted.].

1.12

“Patent Costs” shall mean any and all fees, costs and charges globally in relation to a patent including, but not limited to, drafting and/or redrafting costs, administrative costs such as filing, search, extension and renewal costs, as well as any and all costs to maintain, defend, uphold and litigate a patent, including, but not limited to, litigation costs and other costs paid to external parties to defend patents against infringement.  For the avoidance of doubt, for the purposes of this Agreement only costs paid to external parties can be regarded as Patent Costs.  Consequently, internal costs of whatever nature can never be regarded as Patent Costs.

1.13

“Product”/”Products” [Redacted. Technology information has been redacted.].

1.14

“Production Process” shall mean the technical process used to create the Products and which makes use of the Know-How or other Technology.

1.15

“Quarter” or “Quarterly” shall mean a calendar quarter period ending 31 March, 30 June, 30 September or 31 December.

1.16

“Territory” [Redacted. Information of the Licensee has been redacted.]

1.17

“Third Party/Third Parties” shall mean any persons, entities or companies, other than the Licensor and the Licensee and their respective Affiliates.

1.18

“Trademark” shall mean the name Pyrotite.

Article 2  Applicability and Agreement Documents

This Agreement consists of this License Agreement and  Annexes 1, 2 and 3.  The Annexes referred to in this Agreement will constitute an integral part thereof.  In the event of conflict between the provisions set out in the body of this Agreement and any of the Annexes hereto, the first-mentioned provisions shall prevail.

Annex 1

Technology

Annex 2

Royalties

Annex 3

Reporting form

Article 3  Grants and exceptions

3.1

Subject to the terms and conditions of this Agreement (including without limitation, the provisions for license termination), Licensor hereby grants Licensee a terminable, royalty-bearing, non-assignable license to use the Technology, including Know-How, to build and operate a Manufacturing Plant in the Territory, to make Products within the Manufacturing Plant during the Term and to market, use, offer for sale and sell the Products produced to the Customers within the Territory during the Term.  Licensee shall not market or sell Products to any Customer that intends to use or to sell Products outside the Territory and shall not use the Technology outside the Territory.

3.2

Licensor agrees that it will not grant to any Third Party a license to use the Technology in the Territory to make Products, except where a country in the Territory has ceased to be part of the Territory pursuant to Section 3.5.  Licensee shall not be entitled to sub-license its rights according to this Agreement to any Third Party.

3.3

The Parties agree that Licensee can extend the numbers of Manufacturing Plants in the Territory by way of written notification to Licensor requesting an additional Manufacturing Plant and identifying its location and expected capacity, followed by a written contract amendment signed by the Parties, which authorizes the additional Manufacturing Plant and provides that the terms and conditions of this Agreement apply to such additional Manufacturing Plant.

At Licensor’s request, as part of its request for an additional Manufacturing Plant Licensee will provide evidence to demonstrate Licensee’s Affiliate relationship with and control over the additional Manufacturing Plant(s).

3.4

Licensee shall ensure that Licensor is granted the same rights under any agreement for an additional Manufacturing Plant that Licensor enjoys under this Agreement.  If the license granted to Licensee under this Agreement should terminate or be altered in any way such termination or alteration shall have immediate corresponding effect on any of Licensee’s Manufacturing Plant(s).

3.5

[Redacted. Third party grant information has been redacted.].

3.6

No other, further or different license or right, except as expressly and exhaustively provided for in this Article 3, is granted or implied under this Agreement.  In particular, Licensee shall have no right to sublicense any right granted to it in this Agreement; except that Licensee may sell Products to Customers for use in or for marketing and resale in the Territory.

3.7

Licensor will not grant to any Third Party licensed to use Licensor’s Technology outside the Territory a right to sell products into a country of the Territory during the Term of this Agreement and as long as the protection of Section 3.5 above remains in effect for such country.

Article 4  Confidential Information

4.1

The receiving Party undertakes to protect any Confidential Information of the other (disclosing) Party from any unauthorized use, disclosure, copying, dissemination or distribution, and, in accomplishing such protection, will use the same degree of care (but in no event less than a reasonable degree of care) that it uses to protect its own confidential and proprietary information from disclosure.

4.2

Without limiting the foregoing, the receiving Party undertakes:

(a)

To only use the Confidential Information for the performance of its rights and obligations under this Agreement;

(b)

To make the other Party’s Confidential Information available only to those of its employees, agents and other representatives who have a need to know the same for legitimate purposes of performing this Agreement, who have been informed that such Confidential Information belongs to the disclosing Party and is subject to this Agreement, and who have agreed or are otherwise obligated  to comply with confidentiality undertakings providing at least as much protection to the other Party as this Agreement;

(c)

Not to disclose the Confidential Information to any Third Party or Affiliate, except as provided in clause (b) above, or an Affiliate as may have been approved by the Licensor in accordance with Articles 3.3 or 7.1;

(d)

To make copies of the Confidential Information only as reasonably required for legitimate purposes of performing this Agreement; and

(e)

Not to remove or obliterate markings (if any) on Confidential Information indicating its proprietary or confidential nature.

4.3

Notwithstanding the foregoing, the receiving Party may disclose or produce any Confidential Information if and to the extent required by any discovery request, subpoena, court order or governmental or regulatory action, provided that the receiving Party gives the disclosing Party reasonable advance notice of the same (e.g., so as to afford the disclosing Party a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure).

4.4

The Parties may disclose the existence of the Agreement, but shall keep the specific terms (such as License Fees, Down Payments, technical information and sales data) of this Agreement Confidential.  It is expressly agreed upon that no financial terms may be disclosed to Third Parties.  Notwithstanding the foregoing, any initial announcement of this Agreement shall be made only with the review and approval by both parties of the text of such initial announcement.  Licensor may also disclose this Agreement to any party that has a bona fide intention to purchase any substantial portion of Licensor’s business, including the Technology.

4.5

This Article shall apply to all officers, directors, employees and other personnel or Third Parties acting on behalf of any of the Parties.

4.6

In the event any Party should commit a breach of this Article 4, the other Party may claim appropriate damages.  Notwithstanding the foregoing, none of the Parties shall be liable to pay liquidated damages in the event that the breach can be shown to be wholly immaterial, made in good faith and with no cost, loss, expense or damage incurred by the other Party.

4.7

This Article 4 will not apply to any Confidential Information that:

(a)

Was generally available in the public domain at the time of this Agreement or becomes generally available in the public domain other than as a result of a Party’s breach of this confidentiality undertaking, or

(b)

Can be demonstrated by the receiving Party to have been in its possession prior to the receiving Party’s receipt of such Confidential Information, or

(c)

Is independently developed by the receiving Party without reliance on the disclosing Party’s Confidential Information.

4.8

This Article shall survive any termination of this Agreement and shall remain in force for so long as either Party (including any Affiliate) possesses any such Confidential Information.

4.9

Licensee may not file or register this Agreement with any public registry. Licensee may file a short form license with appropriate registries, in such form as shall be agreed with Licensor, when requested by Licensee.

Article 5  Improvements and Intellectual Property Rights

5.1

If the Parties intend to set up a joint development project for Improvements regarding the Technology or parts thereof in order to further jointly improve and develop the technology and Know-How, a prior written agreement will be entered into between the Parties regulating their respective rights, title, ownership and obligations (including the Intellectual Property Rights in such Improvements and any Patent Costs associated therewith).

Article 6  Know-How, Technical Assistance, Information etc.

6.1

All communication between the Parties shall be in English.

6.2

[Redacted. Technology information has been redacted.]

6.3

[Redacted. Technology information has been redacted.]

6.4

Licensor will make additional support services as described above available to Licensee, if Licensee requests such support services in writing, to an extent which deems reasonable in respect of the Technology.  Licensee shall pay for these support services on fair and reasonable commercial terms to be agreed in advance between the Parties on a case by case basis.

6.5

[Redacted. Invoice payment information has been redacted.]

Article 7  Sub-contracting

Licensee may not, under sublicense or otherwise, permit Third Parties to use the Technology to produce the Products (by sub-contracting) for or on behalf of Licensee, its Affiliates and its Customers unless a prior written agreement is entered into with Licensor.

Article 8  License Fee and Down Payment

8.1

[Redacted. Fee payment information has been redacted.]

8.2

[Redacted. Fee payment information has been redacted.]

8.4

[Redacted. Fee payment information has been redacted.]

8.5

[Redacted. Fee payment information has been redacted.]

8.6

[Redacted. Fee payment information has been redacted.]

8.7

[Redacted. Fee payment information has been redacted.]

Article 9  Reports, Report Examination Rights, Audit Rights

9.1

Licensee shall submit to Licensor written reports within fourteen (14) days after the end of each Quarter, covering sales during the previous Quarter, including a statement of volume of Products produced.   All reports need to be sent to the address and email as set forth for Notices below.

Licensee shall show the sales figures in square meters of the Products on which License Fees have become due from Licensee and by each Manufacturing Plant.  Each report shall be based on the model Report attached in Annex 3 and include at least the following information: the quantity, description of all Products produced by the Licensee and/or each Manufacturing Plant, the geographic locations at which the Products are being produced, the amount of License Fee due to Licensor. If no Products were produced during any Quarterly reporting period or Products produced on which no License Fee is due, a similar report to that effect shall be submitted by Licensee to Licensor’s Licensing Administrator.

9.2

Licensee shall submit a final report to Licensor within thirty (30) days after the termination, the sell-off period as defined in Article 14.4 or expiration of the Agreement and make the required payments upon receipt of a corresponding invoice.

9.3

Licensee shall keep during the term of this Agreement and for a period of three (3) years thereafter, full, true, detailed, accurate and consistent records for the purpose of enabling Licensor to:

(i)

Verify the accuracy and completeness of Licensee’s reports to Licensor under this Article 9 and

(ii)

Verify Licensee’s License Fee payments under Article 8 and

(iii)

Evaluate Licensee’s and its Manufacturing Plants in general under this Agreement.

These records shall include, but not be limited to, accounts, books, records, ledgers and journals of accounting, production records, customer orders, invoices, shipping documents, inventory records, computer records and tax records.  These records, as a whole, shall include information which will allow, at a minimum, identification of customers, number of items produced as well as whether Licensee is operating within the scope of its license under this Agreement.

9.4

Licensee shall keep these records described in Article 9.1 at the disposal of Licensor during normal business hours at the place where such records are customarily kept and, at Licensor’s sole cost, be available for examination by one or more auditors, accompanied by assistants, selected by Licensor or Licensing Administrator from of the following auditing firms KPMG, Deloitte, Ernst & Young, PWC or any other independent audit firm prior agreed upon by the Parties for the purpose of verifying the accuracy and completeness of the Product sales volumes reported to Licensing Administrator and payments due thereon and/or Licensee’s compliance in other respects with this Agreement.  Said auditors  shall not disclose any information that he/she/they may hereby obtain other than necessary for the purpose of enabling Licensor to determine the accuracy and completeness of such reports, payments made in connection therewith and Licensee’s compliance with this Agreement.  Such investigation shall be allowed once a year.  Licensor shall give at least ten (10) business days’ prior written notice of its intention to have Licensee’s records of sales of the Products and other documentation inspected.

9.5

If such audit indicated an underpayment or underreporting, the payment in full of such outstanding amount together with the interest for late payment shall be made by Licensee to Licensor with the subsequent Quarterly royalty payment following such audit. If such audit indicates an underpayment or underreporting of 5% or more by the Licensee of amounts properly due hereunder, the costs for such audit shall be borne by Licensee.

Article 10  Marking and Other Issues

10.1

License agrees to use in all its advertising for Products the statement: “Made with PYROTITE fire resistant materials and process technology”.  The statement shall be in text equal in size to any other text in the advertising except the caption, which may be in larger size text.

10.2

Licensee can market the Product under one or several brand names of its own, not confusingly similar to the Trademark and may seek, at its own cost and expense, appropriate trademark or copyright protection for said brands.  Licensee shall not seek or assist others in seeking protection for the Trademark  or any name or trademark confusingly similar to it, except on the express written authorization of and for the benefit of Licensor.  Licensee shall upon the request of Licensor assist Licensor in seeking protection for the Trademark in the Territory.

10.3

Licensee agrees to take all reasonable steps to ensure that Products are made to a quality standard that is (a) not less than that of the [Redacted. Technology information has been redacted.] samples Licensor has provided for testing or, if greater, the quality of Products produced at the time of first commercial products of Products in the first Manufacturing Plant; and (b) sufficient to meeting all applicable building codes or other governing standards applicable in the location of the Manufacturing Plant and to the location where such Products are to be employed in end-use.  In the event Licensee fails to maintain such quality standards, Licensor may by written notice require Licensee to stop use of the reference to Pyrotite technology in advertising and in any other uses Licensee may be making of the Trademark.

Article 11  Warranties, No Liability and Disclaimer of Warranties

11.1

Licensor warrants that the Know-How is adequate to produce coated panel products that are equal or comparable in specifications to the samples of [Redacted. Technology information has been redacted.] has provided for testing.  The Licensor agrees to communicate Know-How adequate for Licensee, when practicing the Know-How Licensor provides, to produce a first commercial batch of Products that are equal or comparable in specifications to the samples of [Redacted. Technology information has been redacted.] panels Licensor has provided for testing but does not warrant the performance of the Know-How once Licensee is operating its first Manufacturing Plant and has succeeded in making commercially acceptable Product of at least one fire resistance rating Licensor warrants that to the best of its knowledge the Products, when made by practicing the Know-How Licensor provides, will not infringe upon any Third Parties’ patent rights.

11.2

Licensee warrants that it will not at any time register or attempt to register, seek or claim any Intellectual Property Rights in any way belonging to Licensor under the laws of any country including, but not limited to, apply for any patent or utility model based upon information received or based upon the Technology, the Know-How unless as expressly stipulated in Article 5.1.  Licensee further warrants that it will provide during the period of transfer and implementation of the Technology and during operation of the Manufacturing Plant personnel of sufficient skill and competence in [Redacted. Technology information has been redacted.] processing technology to follow the training and instruction Licensor provides for Manufacturing Plant installation and implementation of the Technology and that Licensor will follow all quality control instructions for Products provided by Licensor.

11.3

Except as expressly stated in this Article 11 there are no other warranties, express or implied, written or oral, by operation of law or otherwise under this License Agreement.

Article 12  Term and termination

12.1

This Agreement will be effective when duly signed by both Parties and shall remain in force for as long as Licensee makes Products, unless terminated by Licensee by giving no less than six (6) months’ prior written notice.  Such notice will only be possible as of the 3rd (third) anniversary of the Effective Date of the Agreement and if Licensee has had one (1) year of commercial production of Products as of such date.  If as of the  2nd anniversary of the Effective Date of the Agreement, Licensee has not commenced commercial production of Products, Licensor shall have a right to terminate this Agreement with no further liability to Licensee; provided that if Licensee pays the initial Minimum Annual Fee  of Annex 2 before such 2nd Anniversary, then the right of termination shall not arise until the 3rd anniversary of the Effective Date.

12.2

Notwithstanding Article 12.1 above, either Party shall have the right to terminate this Agreement with immediate effect if the other Party commits a material breach of any of its contractual obligations set out in this Agreement, and fails to correct or cease such breach (where correction or ceasing can be made) within thirty (30) days from receipt of a written request from the other Party in which the defaulting Party is requested to correct or cease such breach.

12.3

The following events shall (without limitation) always be deemed to constitute a material breach of this Agreement:

a)

If Licensee fails to pay any part of the Down Payment/ Up-front payment or License Fee when due or fails to accurately report sales volumes as required in Article 9.

b)

If Licensee, at any time during the term of this Agreement, sells Products as unlicensed products by means of other companies or intermediaries, whether under its control or not;

c)

If Licensee ceases commercial level production of Products at its Manufacturing Plants for a period of six months or more; or

d)

If either Party suspends its payments, files a voluntary petition in bankruptcy, is declared bankrupt, becomes insolvent or starts liquidation or similar proceedings.

12.4

No cure period is granted in connection with a termination provision unless as may be expressly provided for in this Agreement.

12.5

Any notice of termination of this Agreement shall be given and deemed to be effective if given in accordance with the provisions set out in Article 21.

Article 13  Consequences of termination

13.1

For the avoidance of doubt, the termination of this Agreement shall not affect the Licensee’s payment obligation of any unpaid and due amounts, including but not limited to accrued License Fees, until the termination date. In no event shall Licensor be liable for any costs or losses for Licensee resulting from Licensor’s termination in accordance with this Agreement.

13.2

Upon termination of this Agreement, all Intellectual Property Rights and Know-How relating to the Production Process and the Products shall automatically revert to Licensor.

13.3

In the event of termination of this Agreement, Licensee shall immediately, at its own cost, return any and all materials and/or documents (such as but not limited to drawings, quality control documents, certificates) related to the Production Process, the Product and the Know-How or other Technology which have been put at Licensee’s disposal by Licensor within fifteen (15) days as from the termination of the Agreement at the latest.

13.4

Licensee has the right to sell off its then-current remaining stock of Products during a maximum period of six (6) months as from the date of termination, provided the reporting obligations of Article 9 and the payment obligations of Article 8 are respected.  Following such six (6) months period, Licensee’s rights hereunder shall cease in their entirety. If termination is for Licensee’s breach, Licensee shall have no right to continue to sell Licensed Products.

Article 14  Assignment

14.1

Licensor may assign this Agreement to any other party.  Licensee may not assign its rights or obligations under this Agreement, whether in whole or in part to a Third Party, without Licensor’s prior written approval. Such approval will not unreasonably be withheld, in the case of an Assignee who is not a competitor of Licensor, who accepts in writing all obligations of this Agreement and who demonstrates sufficient financial ability to perform all such obligations. The Agreement can be terminated by Licensor with a notice of three (3) months upon occurrence of any prohibited assignment.

14.2

Any name change of Licensee will not be an assignment of rights by Licensee.  Licensee will promptly inform Licensor of any such name change in writing.

14.3

Neither after termination or at any other time is Licensee permitted to sell or otherwise dispose of any equipment used to mix or apply any part of the Pyrotite coating or that otherwise embodies Technology, unless such equipment is completely disabled or Licensor has provided written consent for such sale or other disposition.

Article 15  Modifications and Waivers

15.1

No modification of this Agreement shall be effective unless specifically set forth in writing signed by all Parties and enclosed as an Annex hereto.

15.2

Any forbearance, delay or indulgence by any Party enforcing any of the terms and conditions of this Agreement shall not prejudice or affect the rights and remedies of said Party hereunder, nor shall any waiver of any breach hereunder operate as a waiver of any subsequent breach.

Article 16  Interpretation and Invalid Provisions

16.1

Regardless of which Party may have drafted this Agreement, no rule of strict construction shall be applied against either Party.  In case one or more provisions of this Agreement are invalid, the validity of the remaining provisions of this Agreement shall not be affected thereby.  Any such provisions shall be replaced by a provision which, as much as this is legally possible, comes closest to what the Parties aimed at in the provision concerned.

16.2

Any inconsistency between the Agreement and compulsory provisions of any law or regulation shall be resolved by altering the relevant terms of this Agreement so as to conform to such provisions of any such law or regulation.

Article 17  Jurisdiction and Choice of Law

17.1

[Redacted. Jurisdiction information has been redacted.]

17.2

[Redacted. Jurisdiction information has been redacted.]

Article 18  Effect of Headings

The Article headings appearing in this Agreement appear only as a matter of convenience and in no way define, limit, constrain, or describe the scope or the intent of such Article, nor in any way affect the interpretation of this Agreement.

Article 19  Entire Agreement

This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, and supersedes all other agreements, understandings and contracts, whether oral or written with respect thereto.

Article 20  Available remedies

Any right or remedy afforded to the Licensor under this Agreement shall always be deemed cumulative and additional and shall not limit or preclude any other right and remedy of the Licensor, whether provided for in this Agreement or by the applicable law.

Article 21  Notices

21.1

Any material notice, request, consent or other communication to be given by Party under this Agreement (hereinafter referred to as “Notice”) shall be in writing and in the English language.  Such Notice shall be directed to:

To Licensee:

[Redacted. Information of the Licensee has been redacted.]

To Licensor:

Barrier Technology Corporation

Attn. Mr. Mike Huddy

PO Box 379

510 Fourth St. N.

Watkins, MN 55389

United States

Fax : 320-764-5799

Email : mhuddy@intlbarrier.com

21.2

A Notice shall be deemed to have been given:

(a)

in case of personal service: at the time of service with evidence of acknowledgement of receipt;

(b)

if sent by prepaid registered mail: at the time of delivery as evidenced by return receipt;

(c)

if sent by fax: on the date the fax message is sent, provided receipt of completed transmission is obtained by the sender; and

(d)

if sent by e-mail: on the date the e-mail is sent, provided receipt is duly confirmed by the other Party.

21.1

Changes of addresses shall be notified as set out in this Article 21.

[Remainder of page intentionally left blank]

Article 22  Relationship of the Parties

The Parties agree that each is an independent contractor with respect to this Agreement and each other. Licensee shall in no way represent itself nor permit any party acting on its behalf to represent itself as a partner, franchisee, joint venture, agent, employee or representative of Licensor. Licensee further acknowledges that neither Licensee nor any party acting on its behalf shall have any right, power or authority, express or implied, to obligate Licensor in anyway.

IN WITNESS HEREOF, the Parties have today entered into this Agreement, which has been signed by the Parties.  Each of the Parties has taken one original copy of this Agreement.

Place:

Place:  [Place of Licensee Redacted]

Date:

Date:

Barrier Technology Corporation

[Name of Licensee Redacted]

__________________

__________________

Dr. Mike Huddy

[Name of Licensee Redacted]

ANNEX 1 – Technology, including Know-How

[Redacted. Technology information has been redacted.]

ANNEX 2 – Royalties

[Redacted. Royalties information has been redacted.]

ANNEX 3 -- Reporting form

Royalty Report

Year:

Calendar Quarter:

A.

Manufacturing Plant located at [Licensee information has been redacted.]:

Product Square Area Produced:

Less Square Area Discarded:

Total net square area Product produced:

Royalty rate:

Royalty due:

B.

 Manufacturing Plant located at _____________________:

Product Square Area Produced:

Less Square Area Discarded:

Total net square area Product produced:

Royalty rate:

Royalty due:

[C.

Additional plants same]